UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	July 20, 2006

Traffic.com, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-51746	25-1823631
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

851 Duportail Road, Wayne, Pennsylvania		19087
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code:		(610) 725-9700

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

On July 20, 2006, the Compensation Committee of the Board of Directors of Traffic.com, Inc. (“Traffic.com”) approved (i) the cancellation of options (the “Old Options”) to purchase an aggregate of 499,233 shares of Traffic.com common stock, each of which were granted on February 16, 2006 at an exercise price of $12.13 per share and (ii) the grant to holders of the Old Options of options (the “New Options”) to purchase an aggregate of 499,233 shares of Traffic.com common stock at an exercise price of $4.77 per share, which exercise price was equal to the closing price of Traffic.com’s common stock on July 20, 2006, the date of grant.  The New Options vest as follows:  25% on July 20, 2007 and the remainder in 12 equal quarterly installments over the following three-year period.  The cancellation of the Old Options and the grant of the New Options was undertaken in a proactive effort to retain valuable employees.

Among the recipients of New Options were Brian Sisko, Chief Legal Officer, Michael Nappi, Senior Vice President of Business Development and William Powers, Senior Vice President of Media Sales, each of which are members of Traffic’s management team.

In accordance with Financial Accounting Standards Board Statement No 123R, the cancellation of the Old Options and concurrent grant of the New Options will be accounted for as an option modification which will result in incremental compensation expense.  The incremental compensation plus the remaining unamortized grant-date fair value of the Old Options will be recognized ratably over the 48-month period from the date of grant.

A form of Option Award Agreement has been filed as Exhibit 10.3.1 (and is incorporated by reference to Traffic.com’s Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 10, 2006) and is incorporated herein.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Traffic.com, Inc.

July 21, 2006	By:	/s/ Andrew Maunder
Name: Andrew Maunder
Title: Chief Financial Officer